CERTIFICATE OF INCORPORATION
ON RE-REGISTRATION OF A PRIVATE COMPANY
AS A PUBLIC COMPANY

Company No. 7805263

The Registrar of Companies for England/Wales hereby certifies that

ROWAN COMPANIES LIMITED

formerly registered as a private company has this day been re-registered under the Companies Act 2006 as a public company under the name of

ROWAN COMPANIES PLC

and that the company is limited by shares.

Its registered office is situated in England/Wales.

Given at Companies House on 1st May 2012

Companies House

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES